AIR TRANSPORTATION HOLDING COMPANY, INC. AND SUBSIDIARIES

Exhibit 21.1

List of Subsidiaries of Air Transportation Holding Company, Inc.

1) Mountain Air Cargo, Inc.                    a North Carolina Corporation

2) CSA Air, Inc.                               a North Carolina Corporation

3) MAC Aviation Services,LLC                   a North Carolina Limited
   (formerly, Mountain Aircraft Services, LLC    Liability Company

4) Global Ground Support, LLC                  a North Carolina Limited
                                                 Liability Company